Exhibit 99.1

FOR RELEASE February 1, 2007

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2006 Earnings

PORTLAND, Ore. — February 1, 2007 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported a 17.9% increase in net income per diluted share for the fourth quarter of 2006 compared to the fourth quarter of 2005. Net income per diluted share was $1.25 for the fourth quarter of 2006 compared to $1.06 per diluted share for same period in the previous year. Net income for the same periods was $67.5 million and $58.3 million, respectively. After-tax net capital gains were $1.8 million for the fourth quarter of 2006, compared to after-tax net capital losses of $0.5 million for the fourth quarter of 2005.

Net income, excluding after-tax net capital gains and losses, increased 14.0% to $1.22 per diluted share for the fourth quarter of 2006, compared to $1.07 per diluted share for the fourth quarter of 2005 (see discussion of non-GAAP financial measures below). Results for the fourth quarter of 2006 primarily reflected premium growth and unusually favorable claims experience in the Insurance Services segment compared to the same quarter of 2005.

Net income per diluted share was $3.73 for 2006, compared to $3.76 for 2005. Net income for these same periods was $203.8 million and $211.1 million, respectively. Diluted weighted-average shares outstanding for 2006 and 2005 were 54.7 million and 56.1 million, respectively. After-tax net capital gains were $1.2 million for 2006, compared to $1.4 million for 2005. Net income, excluding after-tax net capital gains and losses, was $3.70 per diluted share for 2006, compared to $3.74 per diluted share for 2005.

“We are in the business of accepting risk from others, and our claims experience continues to show fluctuations when measured on a quarterly basis,” said Eric E. Parsons, chairman, president and chief executive officer. “Over the longer term, though, the fluctuations tend to offset and our business model, which is focused on disciplined pricing and a service-oriented value proposition for customers, continues to perform well.”

Guidance

For 2007, the Company estimates income per diluted share excluding after-tax net capital gains and losses will be in the range of $4.10 to $4.30, before its estimates of the effects of adopting American Institute of Certified Public Accountants Statement of Position No. 05-1 (“SOP”), Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts. In its earnings estimate for 2007, the Company is taking into account:

•	Estimated premium growth in the range of 7% to 9%, a rate we expect will maintain our historical pattern of growth of 1% to 2% greater than what we estimate will be the industry growth rate,

•	Estimated annual growth in assets under administration of 10% to 15%, which follows 2006 growth of more than 190% primarily as a result of the acquisition of Invesmart, Inc. in 2006, and

•	An estimated annual group insurance benefit ratio in the range of 77.5% to 79.5%. Claims experience can fluctuate widely from quarter to quarter.

The Company expects its annual return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, will be in the range of 14% to 15%.

The Company’s actual results for 2007 could differ from the ranges described above due to many factors. For more information about factors that may change the Company’s 2007 financial results, see Forward-Looking Information.

The Company estimates 2007 pre-tax earnings will be reduced between $3 million and $5 million related to the adoption of SOP 05-1. This estimate assumes stable lapse ratios. In addition, the adoption of SOP 05-1 will result in an estimated cumulative effect adjustment between $30 million and $40 million, after-tax, which will be recorded as a reduction to retained earnings. Additional guidance related to the SOP is under development and may impact our current estimates. At December 31, 2006, prior to adjustment for the SOP, the balances for group deferred acquisition costs (“DAC”), group value of business acquired, and retirement plans DAC were $63.4 million, $27.2 million, and $24.6 million, respectively.

In addition to the annual guidance provided above, StanCorp provides long-term financial objectives intended to provide a general overview of management’s expectations for long-term trends in its financial performance. Guidance for any specific year may vary based upon short-term market trends or other factors. We continue to believe that over the long run we will continue to achieve our long-term financial objectives. These long-term financial objectives are:

•	Grow premiums by 10% to 12% per year,

•	Grow assets under administration by 20% per year including acquisitions,

•	Grow net income per diluted share, excluding after-tax net capital gains and losses, in the range of 12% to 15% per year, and

•	Achieve an annual return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, of 14% to 15%.

Business Segments

Insurance Services

The Insurance Services segment reported record income before income taxes of $93.0 million for the fourth quarter of 2006, compared to $87.3 million for a very favorable fourth quarter of 2005. The record income before income taxes was the result of favorable claims experience in the group insurance businesses.

Premiums for the Insurance Services segment increased 7.1% to $498.8 million for the fourth quarter of 2006 compared to the fourth quarter of 2005. Premium growth for 2006 was affected by terminations of a few large group contracts in the first quarter of 2006. Despite those terminations early in the year, overall customer retention for group insurance remained high at 88.1% for 2006.

Sales for group insurance products, reported as annualized new premiums, were $85.8 million and $95.2 million for the fourth quarters of 2006 and 2005, respectively. The lower sales for 2006 compared to 2005 were primarily due to a very price competitive sales environment in 2006.

The benefit ratios for our group insurance products for the fourth quarters of 2006 and 2005 were more favorable than the Company’s expectations at 74.7% and 75.3%, respectively. The benefit ratio for the fourth quarter of 2006 reflected both lower incidence and favorable recovery patterns for group disability products. The quarterly benefit ratios for 2006 were 79.2%, 80.7%, 78.7% and 74.7%, respectively, reflecting unfavorable fluctuations in claims experience for the first two quarters, and an unusually favorable fluctuation in claims experience for the fourth quarter.

The discount rate used in the fourth quarter of 2006 for newly-established, long term disability claim reserves was 5.50%, compared to 5.75% for the third quarter of 2006. The average interest rates for new investments acquired or originated during the fourth quarter of 2006 and the third quarter of 2006 were 5.90% and 6.20%, respectively.

Asset Management

The Asset Management segment reported a 28.8% increase in income before income taxes to $10.3 million for the fourth quarter of 2006, compared to $8.0 million for the fourth quarter of 2005.

Revenues for this segment increased 39.0% to $68.8 million for the fourth quarter of 2006 compared to the fourth quarter of 2005, primarily reflecting fees earned from higher assets under administration. Assets under administration for the Asset Management segment include retirement plans, individual annuities and outside managed commercial mortgage loans, and were $19.02 billion at December 31, 2006, which was a $12.48 billion increase compared to December 31, 2005. The increase reflected almost $11 billion in assets under administration added in July 2006 through the acquisition of Invesmart, Inc., as well as continued deposit growth and customer retention in the rest of the asset management businesses.

StanCorp Mortgage Investors originated $247.0 million and $287.7 million of commercial mortgage loans for the fourth quarters of 2006 and 2005, respectively.

Other

The Other category includes net capital gains and losses, return on capital not allocated to the product segments, holding company expenses, interest on senior notes, and adjustments made in consolidation. The Other category reported a loss before income taxes of $1.2 million for the fourth quarter of 2006, compared to a loss before income taxes of $3.7 million for the same period of 2005. The loss before income taxes for the fourth quarter of 2006 included net capital gains of $2.8 million, compared to net capital losses of $0.8 million for the fourth quarter of 2005.

Annual Financial Results

For 2006, premium growth was 5.9% and annual return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, was 14.3%. Assets under administration in our Asset Management segment nearly tripled to $19.02 billion.

Consolidated operating expenses increased 8.7% for 2006 compared to 2005, primarily due to expenses related to the added operations of Invesmart, Inc. Excluding expenses from the Invesmart, Inc. operations, operating expense growth was 2.7%.

Investments

At December 31, 2006, the Company’s investment portfolio consisted of 58% fixed maturity securities, 41% commercial mortgage loans, and 1% real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at December 31, 2006.

Commercial mortgage loan prepayment fees were $2.1 million for the fourth quarter of 2006, compared to $3.6 million for the fourth quarter of 2005. At December 31, 2006, there were two delinquent commercial mortgage loans totaling $2.9 million.

Shares Outstanding

Diluted weighted-average shares outstanding for the fourth quarters of 2006 and 2005 were 53.9 million and 55.2 million, respectively. During the fourth quarter of 2006, StanCorp repurchased 55,300 shares at a total cost of $2.5 million, a volume weighted-average price of $44.66 per common share. During 2006, StanCorp repurchased 1,519,200 shares at a total cost of $70.1 million, a volume weighted-average cost per share of $46.16. At December 31, 2006, the Company had 1.4 million shares remaining under its current repurchase program, which expires December 31, 2007.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income (loss) excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income (loss) is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income (loss) are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income (loss) provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Investment Advisers, StanCorp Equities, StanCorp Trust Company and StanCorp Mortgage Investors — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.1 million customers nationwide as of December 31, 2006, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s fourth quarter 2006 results on February 1, 2007, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 23, 2007.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 5401882. The replay will be available through February 9, 2007.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates”, “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under administration including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in claims incidence, severity and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) integration and performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) ability of reinsurers to meet their obligations; (xxv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxvi) events of terrorism, natural disasters, or other catastrophic events; and (xxvii) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(971) 321-7051

E-mail: ttozer@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$498.8	$465.6	$1,927.4	$1,816.4
Asset Management	2.4	2.5	7.6	10.1

Total premiums	501.2	468.1	1,935.0	1,826.5

Administrative fees:
Insurance Services	2.0	2.8	8.7	8.8
Asset Management	27.1	11.1	78.3	40.6
Other	(2.6)	(1.6)	(9.9)	(6.1)

Total administrative fees	26.5	12.3	77.1	43.3

Net investment income:
Insurance Services	80.0	76.9	313.4	303.3
Asset Management	39.3	35.9	151.3	140.3
Other	2.7	6.6	14.2	21.6

Total net investment income	122.0	119.4	478.9	465.2
Net capital gains (losses)	2.8	(0.8)	1.9	2.2

Total revenues	652.5	599.0	2,492.9	2,337.2

Benefits and expenses:
Benefits to policyholders	371.3	350.2	1,513.1	1,392.3
Interest credited	26.1	22.1	97.7	84.0
Operating expenses	101.3	86.7	370.3	340.6
Commissions and bonuses	47.2	42.3	183.6	168.5
Premium taxes	8.6	8.3	34.6	32.0
Interest expense	4.5	4.6	17.9	18.0
Net increase in deferred acquisition costs, value of business acquired and intangibles	(8.6)	(6.8)	(34.0)	(23.8)

Total benefits and expenses	550.4	507.4	2,183.2	2,011.6

Income (loss) before income taxes:
Insurance Services	93.0	87.3	282.4	300.1
Asset Management	10.3	8.0	38.4	30.9
Other	(1.2)	(3.7)	(11.1)	(5.4)

Total income before income taxes	102.1	91.6	309.7	325.6

Income taxes	34.6	33.3	105.9	114.5

Net income	67.5	58.3	203.8	211.1

Other comprehensive loss, net of tax:
Unrealized capital losses on securities available- for-sale, net	(7.5)	(18.8)	(41.7)	(67.5)
Reclassification adjustment for net capital gains included in net income, net	(0.4)	(4.1)	(1.7)	(8.8)
Minimum pension liability adjustment	(24.5)	—	(24.5)	—

Total	(32.4)	(22.9)	(67.9)	(76.3)

Comprehensive income	$35.1	$35.4	$135.9	$134.8

Net income per common share:
Basic	$1.26	$1.07	$3.77	$3.81
Diluted	1.25	1.06	3.73	3.76

Weighted-average common shares outstanding:
Basic	53,405,134	54,520,141	54,079,033	55,465,215
Diluted	53,916,104	55,182,441	54,688,114	56,076,666

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2006	December 31, 2005
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,786.0	$4,613.2
Commercial mortgage loans, net	3,316.0	3,243.7
Real estate, net	89.9	77.7
Policy loans	4.0	4.0

Total investments	8,195.9	7,938.6
Cash and cash equivalents	56.0	53.2
Premiums and other receivables	99.2	81.5
Accrued investment income	89.5	85.6
Amounts recoverable from reinsurers	913.6	897.7
Deferred acquisition costs, value of business acquired, intangibles and goodwill, net	342.7	245.3
Property and equipment, net	84.6	86.7
Other assets	24.6	54.5
Separate account assets	3,832.5	3,007.6

Total assets	$13,638.6	$12,450.7

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,927.6	$4,689.3
Other policyholder funds	2,937.8	2,649.3
Deferred tax liabilities	22.9	73.6
Short-term debt	2.4	2.0
Long-term debt	261.1	260.1
Other liabilities	189.8	355.0
Separate account liabilities	3,832.5	3,007.6

Total liabilities	12,174.1	11,036.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 53,592,178 and 54,712,936 shares issued at December 31, 2006 and December 31, 2005, respectively	479.9	530.3
Accumulated other comprehensive income (loss)	(8.1)	59.8
Retained earnings	992.7	823.7

Total shareholders’ equity	1,464.5	1,413.8

Total liabilities and shareholders’ equity	$13,638.6	$12,450.7

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	65.0%	65.2%	68.0%	65.7%
Individual Disability Insurance	50.8	47.4	56.9	54.8
Insurance Services segment	63.8	63.7	67.1	64.9
% of total premiums:
Group Insurance (including interest credited)	74.7%	75.3%	78.3%	75.8%
Individual Disability Insurance	69.0	65.4	79.4	79.2
Insurance Services segment	74.3	74.7	78.4	76.0

Reconciliation of non-GAAP financial measures:
Net income	$67.5	$58.3	$203.8	$211.1
After-tax net capital gains (losses)	1.8	(0.5)	1.2	1.4

Net income excluding after-tax net capital gains (losses)	$65.7	$58.8	$202.6	$209.7

Net capital gains (losses)	$2.8	$(0.8)	$1.9	$2.2
Taxes on net capital gains (losses)	1.0	(0.3)	0.7	0.8

After-tax net capital gains (losses)	$1.8	$(0.5)	$1.2	$1.4

Diluted earnings per common share:
Net income	$1.25	$1.06	$3.73	$3.76
After-tax net capital gains (losses)	0.03	(0.01)	0.03	0.02

Net income excluding after-tax net capital gains (losses)	$1.22	$1.07	$3.70	$3.74

Shareholders’ equity			$1,464.5	$1,413.8
Accumulated other comprehensive income (loss)			(8.1)	59.8

Shareholders’ equity excluding accumulated other comprehensive income (loss)			$1,472.6	$1,354.0

Net income return on average equity			14.2%	15.0%
Net income return on average equity (excluding accumulated other comprehensive income (loss))			14.4	16.1
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income (loss))			14.3	16.0

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$88.4	$89.4	$271.1	$314.0
Net gain from operations after federal income taxes and before net realized capital gains (losses)	58.0	54.2	172.8	207.5

	December 31, 2006	December 31, 2005
	Unaudited

Capital and surplus	$967.5	$968.7
Asset valuation reserve	96.6	88.2